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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (herein "Agreement") is entered into as of April 20, 2000, by and between JMAR Technologies, Inc. ("JMAR") of 3956 Sorrento Valley Blvd., San Diego, CA 92121 and John H. Carosella ("Carosella"), 876 Spartan Drive, Rochester Hills, MI 48309.

                                    Recitals

WHEREAS, JMAR is a leading developer and producer of microtechnology equipment and integrated circuits for the semiconductor, biomedical and telecommunications industries with strong emphasis on advanced X-ray source and system technology;

WHEREAS, JMAR desires to retain the services of Carosella; and

WHEREAS, Carosella desires to be employed by JMAR.

NOW, THEREFORE, JMAR and Carosella agree as follows:

1. Employment/Title/Responsibilities. Carosella shall be employed as Senior Vice President, Corporate Development and Director of the Advanced Light Business Area, reporting directly to the CEO of JMAR. Carosella's primary responsibilities shall be to assist JMAR's CEO in establishing and implementing a program to create a viable commercial business based on JMAR's "light technology". It is expected that Carosella's efforts will lead to the formation of a new subsidiary division of JMAR that could provide the basis for a separately capitalized, profitable, publicly-owned corporation. Carosella will be a leading candidate to manage such an organization, subject to future events and Carosella's desire to accept such an assignment. During the period of Carosella's indoctrination into JMAR he may also be assigned additional corporate level business development responsibilities commensurate with those assigned to JMAR's most senior executives. Such assignments could include: Preparation of business plans for new ventures; identification and negotiation of new joint ventures, alliances, acquisitions, etc.; advising or managing elements of JMAR's existing advanced light business activities; and such other services and duties as may be assigned to him from time-to-time. Although his position may require a reasonable amount of travel, Carosella will be provided with an office in JMAR's corporate headquarters currently located in the San Diego, CA area.

2. Compensation/Benefits/Review. As compensation for the services provided by Carosella under this Agreement, JMAR will pay him an annual salary of $140,000 (base pay), payable in accordance with JMAR's usual payroll procedures. Carosella will receive all standard JMAR benefits as described in the enclosed summary of benefits, except that his vacation accrual plan will be modified such


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        that his benefits will be equivalent to those attained by JMAR employees upon completion of five years of employment at JMAR.

3. Initial Stock Options/Future Stock Options. Upon the commencement of Carosella's employment, JMAR shall grant him Incentive Stock Options (ISO's) to purchase 25,000 shares of JMAR common stock pursuant to the terms of JMAR's 1999 Employee Stock Option Plan, a copy of which is delivered herewith. The ISO's will vest in equal amounts at the end of each of the first three years after the start date of Carosella's employment and the exercise price of the ISO's will be equal to the average closing prices of JMAR Common Stock for the five trading days prior to the date of the grant. The other terms of the options shall be contained in JMAR's standard stock option agreement, which shall also contain a provision that immediately vests all options granted to Carosella in the event that a third party should acquire a controlling interest in JMAR.

4. Signing Bonus. JMAR shall pay Carosella a $30,000 signing bonus (the "Signing Bonus") in consideration for Carosella starting employment no later than June 5, 2000. The Signing Bonus is payable in cash or JMAR shares of common stock, at Carosella's election. In the event this Agreement is terminated prior to June 5, 2001 by JMAR pursuant to paragraph 7.2 or by Carosella for any reason other than pursuant to paragraph 7.3, then Carosella shall refund to JMAR that portion of the Signing Bonus which is equal to the product of $2500.00 multiplied by the number of calendar months remaining after said termination until June 5, 2001.

        As set forth in paragraph 1, above, Carosella's primary goal will be to create a viable advanced light commercial business with the intent of establishing a profitable, publicly-owned corporation. To help motivate employees who will be key to the success of that venture, JMAR plans to establish an additional incentive plan based on equity in that new entity. It is expected that Carosella in his capacity as Director of the Advanced Light Business Area, will have an opportunity to acquire a significant equity interest in the new venture, consistent with his contributions to its creation.

5. Performance Bonus Plan. JMAR shall provide to Carosella an annual executive bonus plan that, based upon JMAR's consolidated performance, has the potential of paying him up to an additional 50% of his annual salary. Carosella's incentive goals for the remainder of year 2000 will be agreed upon during his first month of employment. Two-thirds of Carosella's signing bonus ($20,000) shall be credited toward any bonus payment for his year 2000 performance.

6. Relocation Benefits/House-hunting/Temporary Living Expenses. JMAR will reimburse Carosella for reasonable, actual expenses involved in moving his residence from the present location in Michigan to the San Diego area pursuant to JMAR's standard Relocation Policy, including the cost of such house-hunting trips for Carosella and his family, as are necessary; provided, however, that the


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        total costs reimbursable under this Section 6 shall not exceed a total of $35K. JMAR will also reimburse Carosella for up to three months temporary living expense during the relocation process. These expenses may include but are not limited to airfare, car rental and hotel/motel.

7.      Employment at Will; Salary Continuation Payments.

        7.1 Carosella's employment will be "at-will" and may be terminated at any time, for any reason, by either Carosella or JMAR. If JMAR terminates Carosella for any reason other than pursuant to Paragraph 7.2 below within Carosella's first six months of employment, Carosella shall be entitled to receive an amount ("Salary Continuation Payments") equal to twelve (12) months salary (subject to earlier termination upon the occurrence of an event specified in Paragraph 7.2), payable commencing on the date of such termination at the rate and times as such compensation would have been payable to Carosella had this Agreement not been terminated pursuant to this Paragraph 7.1. If such termination occurs any time after six months, Carosella will be entitled to receive an amount equal to six (6) months salary, payable in the same manner as described above. In addition to the payment of such Salary Continuation Payments, JMAR shall, at its expense, continue coverage under those insurance policies in which Carosella participates for which COBRA coverage is available for the period during which the Salary Continuation Payments are made (the "Continued Insurance Coverage").

        7.2 Notwithstanding the provisions of Paragraph 7.1 above, this Agreement shall terminate (without any right to Salary Continuation Payments or Continued Insurance Coverage) upon the occurrence of any of the following events: (a) the death of Carosella; (b) the incapacity or disability of Carosella, which renders him unable to perform substantially all of the services contemplated by this Agreement for a continuous period of sixty
               (60) days; (c) the commission of an act of fraud, dishonesty in a matter which is material to his employment, or embezzlement by Carosella; (d) the willful neglect by Carosella in the performance of the services contemplated by this Agreement in such manner as to provide reasonable cause for terminating his services; or (e) the substantial breach by Carosella of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for JMAR to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to clauses (d) and (e) of this Paragraph 7.2, JMAR shall have given thirty (30) days written notice of termination to Carosella and Carosella shall have failed to fully cure or correct such willful neglect or breach within the thirty days immediately following such notice.

        7.3 This Agreement may be terminated by Carosella on thirty (30) days written notice of termination to JMAR if JMAR breaches any of its covenants or


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               obligations under the Agreement and such breach provides
               reasonable cause for Carosella to terminate this Agreement. In such event, Carosella shall also be entitled to the Salary Continuation Payments and Continued Insurance Coverage in the manner provided in Paragraph 7.1 above; provided that, in order to terminate this Agreement pursuant to this provision, JMAR shall have failed to fully cure or correct such breach within the thirty days immediately following such notice.

8. Reimbursement for Expenses/Use of Employer Property. JMAR will reimburse Carosella for all reasonable expenses incurred by him on the business of JMAR in accordance with JMAR policies in effect from time-to-time. JMAR will provide to Carosella the necessary equipment and materials to accomplish his employment responsibilities, and will also provide him with a monthly auto allowance of $400.00 to reimburse him for use of his personal auto for business travel.

9. Travel/Requirements. Carosella will be required to travel from time to time not averaging more than 50% of his time for JMAR in the normal course of business. On domestic USA trips Carosella will travel coach class. On all international trips Carosella may travel business class. For all auto rentals Carosella will rent appropriate size vehicles.

10. Retirement Plan. Carosella shall be able to participate in JMAR's 401(k) retirement plan in accordance with the plan's terms and the requirement of law.

11. Confidential Information. Concurrently herewith, Carosella shall enter into an Employee Confidentiality and Inventions Agreement with JMAR in the form provided to Carosella.

12. No Violation of Other Contracts. Carosella represents and warrants that the execution, delivery and performance of this Agreement by Carosella does not and will not result in a breach of or violation of, or constitute a default under, any agreement to which Carosella is a party or by which Carosella is bound.

13. No Conflicts of Interest. Except as set forth on Schedule 1, hereto, Carosella does not have any financial interest, whether by stock ownership or otherwise, in any entity which is a supplier, customer or competitor of JMAR.

14. Compliance with JMAR's Rules. Carosella agrees to comply with all of the rules, regulations and standard practices of JMAR as in effect from time to time. JMAR will provide Carosella with all such current rules, regulations and standard practices and all future updates.

15.     General Provisions.


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        15.1 Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of JMAR.

        15.2 Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid:

                      if to JMAR:

                      JMAR Technologies, Inc.
                      3956 Sorrento Valley Blvd.
                      San Diego, CA 92121
                      Attn: Joseph G. Martinez, Esq., General Counsel If to the Employee:

                      John H. Carosella
                      876 Spartan Drive
                      Rochester Hills, MI 48309

        Any party may change the address to which notices are to be sent to it or him by giving ten days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

        15.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration at San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The provisions of California Code of Civil Procedure Section 1283.05 (related to the availability of certain discovery procedures) are hereby incorporated into and made applicable to this Agreement. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

        15.4 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all parties are not signatory to the original or same counterpart.


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        15.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Carosella and JMAR with respect to the employment of Carosella, and supersedes all other agreements, written or oral, regarding such employment. This Agreement may be altered or amended only by a written instrument executed by each of the parties hereto.

        15.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        15.7 Interpretation of Agreement. In the event of any arbitration or other dispute, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or provision in question.

        15.8 Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

        15.9 California Law. This Agreement shall be governed by and considered in accordance with the laws of the State of California.

        15.10 Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

        15.11 Disclosure. Subject to JMAR's disclosure obligations under applicable laws, JMAR and Carosella agree not to publicly disclose the terms of this Agreement without each other's prior consent which will not be unreasonably withheld.

AGREED TO AND ACCEPTED BY:

Employer:                               Employee:

JMAR TECHNOLOGIES, INC.

By: /s/ JOHN S. MARTINEZ                /s/ JOHN H. CAROSELLA
    --------------------------          ----------------------------
    John S. Martinez, CEO               John H. Carosella




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